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                                  EXHIBIT 99.2




                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                      RESTATED FOR DISCONTINUED OPERATIONS





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           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
         AND RESULTS OF OPERATIONS RESTATED FOR DISCONTINUED OPERATIONS


The following discussion should be read in conjunction with the Consolidated Financial Statements, including the notes thereto, included elsewhere herein. The Consolidated Financial Statements for all periods account for K*TEC Electronics Corporation as a discontinued operation. The following discussion relates to the Company's continuing operations. This discussion includes financial information relating to the Company's specialty wire and cable redistribution business, of which certain assets were sold on May 22, 2000. The sale of the specialty wire and cable redistribution assets was not accounted for as a discontinued operation.

RESULTS OF OPERATIONS

The following table presents, as a percentage of net sales, certain selected consolidated financial data for each of the three fiscal years indicated (the table has been restated to account for K*TEC as a discontinued operation).

                                                                       Fiscal Years Ended
                                                                 ---------------------------------
                                                                 April 1,    April 3,    March 28,
                                                                   2000        1999        1998
                                                                 --------    --------    ---------
      Net sales*..............................................     100.0%     100.0%       100.0%
      Cost of sales...........................................      79.0       78.2         75.9
                                                                   -----      -----        -----
      Gross profit............................................      21.0       21.8         24.1
      Selling, general and administrative expenses............      16.5       19.8         18.7
                                                                   -----      -----        -----
      Operating profit........................................       4.5        2.0          5.4
      Other income (expense)
           Interest expense...................................      (1.4)      (2.3)        (1.3)
           Other - net (principally interest and
              dividend income)................................       0.8        2.5          1.7
                                                                   -----      -----        -----
      Earnings from continuing operations before income taxes.       3.9        2.2          5.8
      Income taxes............................................       1.6        0.9          2.3
                                                                   -----      -----        -----
      Earnings from continuing operations.....................       2.3        1.3          3.5
      Discontinued operations
           Earnings (loss) from discontinued operations,
               net of income taxes............................       0.2       (1.3)         5.0
                                                                   -----      -----        -----
      Net earnings............................................       2.5%       0.0%         8.5%
                                                                   =====      =====        =====

      * Includes specialty distribution and network integration businesses. The principal products the Company distributes consist of connectors, receptacles and sockets, which collectively accounted for approximately 17%, 17% and 26% of the Company's total sales in its fiscal years ended in 2000, 1999 and 1998, respectively, and other electronic connecting components, such as cable and wiring products, which accounted for approximately 17%, 29% and 26% of the Company's total sales in such years and networking equipment which accounted for approximately 24%, 19% and 13% of the Company's total sales in such years. In addition, the Company distributes capacitors, resistors and electromechanical parts.

COMPARISON OF FISCAL 2000 WITH FISCAL 1999

Net sales for the fiscal year ended April 1, 2000 increased $287.1 million, or 63.0%, to $742.8 million. Sales from the Company's specialty distribution business, which represented 62.9% of net sales for fiscal 2000, increased $148.8 million, or 46.8%. Sales from the Company's network integration business, which represented 37.1% of net sales for fiscal 2000, increased $138.3 million, or 100.6%. The specialty distribution and network integration sales increase reflected internal growth primarily due to increased demand for networking products and services, and interconnect, passive and electromechanical products as well as contributions from acquisitions in fiscal 2000.

Gross profit increased $56.8 million, or 57.2%, compared to the prior year. The increase in gross profit was primarily due to increased sales partially offset by a decrease in the gross profit percentage. Gross profit as a percentage of sales decreased to 21.0% in fiscal 2000 from 21.8% in fiscal 1999. The decrease in the gross profit percentage was due to a change in business mix and a more competitive pricing environment for certain products.

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Selling, general and administrative (SG&A) expenses increased $32.1 million, or
35.5%, when compared to the prior fiscal year. The increase in SG&A expenses was primarily due to expenses necessary to support the growth in the Company's operations, including acquisitions and the expansion of network integration services. As a percentage of sales, SG&A expenses decreased to 16.5% from 19.8% in the preceding year. The decrease as a percentage of sales was the result of the continued focus on cost containment and leveraging operating expenses on higher sales.

Interest expense consists primarily of interest on the 4.5% Convertible Subordinated Notes due 2004 (the "Notes") issued in September and October 1997.

Other-net consists principally of interest and dividend income generated by cash and cash equivalents. The decrease in interest and dividend income was due to lower cash balances primarily as a result of acquisitions in fiscal 2000.

Earnings from continuing operations for fiscal 2000 were $17.4 million compared to $5.9 million for fiscal 1999. The improved profitability was primarily the result of increased gross profit partially offset by both an increase in SG&A expenses and a decrease in interest and dividend income.

COMPARISON OF FISCAL 1999 WITH FISCAL 1998

Net sales for the fiscal year ended April 3, 1999 increased $37.4 million, or 8.9%, to $455.7 million. Sales from the Company's specialty distribution business, which represented 75.8% of net sales, increased 0.3%. Sales from the Company's network integration business, which represented 24.2% of net sales, increased 36.0%. The network integration sales increase reflected internal growth primarily from increased demand for networking products and services from both existing customers and an expanded customer base. The specialty distribution sales increase was primarily due to an increase in sales of specialty wire and cable products mostly offset by lower sales of interconnect, passive and electromechanical products compared to the prior year.

Gross profit decreased $1.3 million, or 1.3%, compared to the prior year. The decrease in gross profit was primarily due to a decrease in the gross profit percentage, partially offset by an increase in sales. Gross profit as a percentage of sales decreased to 21.8% in fiscal 1999 from 24.1% in fiscal 1998. The decrease in the gross profit percentage was due to product mix changes and continued pricing pressures.

SG&A expenses increased $11.9 million, or 15.1%, when compared to the prior fiscal year. As a percentage of sales, SG&A expenses increased to 19.8% from 18.7% in the preceding year. The increase as a percentage of sales was primarily due to costs associated with the expansion of network integration services and expenses necessary to support the Company's existing operations.

Interest expense increased $5.2 million due to a full year of interest in fiscal 1999 on the Notes issued in September and October 1997.

Other-net consists principally of interest and dividend income generated by cash and cash equivalents and trading securities. The increase in interest and dividend income resulted from a full year of investment of the net proceeds from the Notes, partially offset by a decline in short-term interest rates.

Earnings from continuing operations for fiscal 1999 were $5.9 million compared to $14.5 million for fiscal 1998. The reduction of earnings from continuing operations was primarily due to the lower gross profit combined with higher SG&A expenses.

LIQUIDITY AND CAPITAL RESOURCES

At April 1, 2000, working capital excluding assets of discontinued operations was $261.3 million, a decrease of $66.3 million, or 20.2%, since April 3, 1999. The decrease was primarily the result of the cash expended for acquisitions in fiscal 2000 and for the retirement of the acquired companies' debt, offset by growth in accounts receivable and inventories in relation to current and future sales levels.

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Included in the Company's working capital at April 1, 2000 are investments of
$105.2 million, a decrease of $101.8 million since April 3, 1999. The Company's investment strategy is low-risk and short-term, keeping the funds readily available to meet capital requirements as they arise in the normal course of business. At April 1, 2000, funds were invested primarily in institutional money market funds. These investments are compatible with the Company's stated investment strategy.

The Company has historically applied its capital resources to expand its business by establishing or acquiring similar specialty distribution and network integration operations in geographic areas that are attractive to the Company, by acquiring new facilities, or by enlarging or improving existing facilities. In addition to the capital required to purchase existing businesses or to fund start-up operations, the expansion of the Company's operations at both new and existing locations requires greater levels of capital to finance the purchase of additional equipment, increased levels of inventory and greater accounts receivable. On March 21, 2001, the Company entered into a merger agreement with Avnet, Inc. and its subsidiary pursuant to which the Company would become a wholly-owned subsidiary of Avnet. The merger agreement limits certain capital expenditures by the Company without Avnet's approval. The Company believes that current resources, along with funds generated from operations, should be sufficient to meet its current capital requirements.

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